Exhibit 99.10

Pazoo Launches Charity “Causes” Section,
And Partners With Pet Charity Project Pawsitive

Cedar Knolls, NJ, January 30, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that the pet charity Project Pawsitive (www.projectpawsitive.com)  will be the first pet charity to join Pazoo in its newly launched “Causes” section of its website.  Over the upcoming months, Pazoo plans to partner with additional charities as it expands its charitable activities through its “Causes” section of www.pazoo.com.

About Project Pawsitive

The Project Pawsitive Foundation (Project Pawsitive) is a non-profit organization dedicated to keeping deserving animal rescues open and saving animals in desperate need of the second chance they deserve.  Its mission is rebuilding, restoring and renovating animal rescues on the brink of collapse and/or closure - free of charge.

Each year, millions of innocent animals are surrendered to struggling animal rescues across the United States. These facilities are busting at the seams and on the verge of collapse and closure due to a down economy and donations that are steadily decreasing as animal surrenders are drastically increasing. Even though these amazingly-caring animal rescues are full of selfless volunteers who would give anything for these innocent animals -- loss of donations often lead to failing facilities. Leaking roofs, crumbling foundations, lack of adequate electricity are all symptoms that the majority of rescues in America deal with. They are desperate for a solution in order to remain open and able to save animals in need.

Since 2009, Project Pawsitive has helped tens of thousands of homeless animals by restoring, rebuilding, and renovating animal rescue facilities on the brink of collapse or closure. From horse shelters, wildlife centers and wolf rescues to large humane societies, Project Pawsitive’s team of experts, coupled with community volunteers, provide free-of-charge renovations that are many times the saving grace to hundreds of animals in need. These renovations are only made possible by the help of generous donors and sponsors. Project Pawsitive renovates four to five animal rescues per year and hopes to increase this number with increased support of the public and from Health and Wellness organizations like Pazoo Inc.  To learn more about Project Pawsitive, visit www.projectpawsitive.com.

Pazoo Inc.’s goal is to empower individuals with the necessary information, services, products, and above all knowledge, that will help improve their overall health and wellness for both themselves and their pets. Pazoo is excited to join forces with Project Pawsitive in its new “Causes” section of pazoo.com. Together with Project Pawsitive we will raise awareness for the millions of sheltered animals and hundreds of struggling animal rescue shelters across the country and put ourselves in a position to provide them with much needed help.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn

Phone: 1-855-PAZOO-US

Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: January 30, 2014